UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  October 18, 2018

Oglethorpe Power Corporation

(An Electric Membership Corporation)

(Exact name of registrant as specified in its charter)

GEORGIA	333-192954	58-1211925
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2100 East Exchange Place
Tucker, Georgia	30084-5336
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (770) 270-7600

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

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Item 8.01                                           Other Events.

We are filing this Current Report on Form 8-K to update and supplement our disclosure related to our participation in two additional nuclear units at Plant Vogtle, our liquidity position and risk factors included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (2017 Form 10-K), Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 (June 30, 2018 Form 10-Q) and subsequent Current Reports on Form 8-K.

Vogtle Units No. 3 and No. 4

We, Georgia Power Company, the Municipal Electric Authority of Georgia (MEAG), and the City of Dalton, Georgia, acting by and through its Board of Water, Light and Sinking Fund Commissioners, doing business as Dalton Utilities (collectively, the Co-owners) are parties to an Ownership Participation Agreement that, along with other agreements, governs our participation in two additional nuclear units at Plant Vogtle, Units No. 3 and No. 4. The Co-owners appointed Georgia Power to act as agent under this agreement. Our ownership interest and proportionate share of the cost to construct these units is 30%. Pursuant to this agreement, Georgia Power has designated Southern Nuclear Operating Company, Inc. as its agent for licensing, engineering, procurement, contract management, construction and pre-operation services.

In 2008, Georgia Power, acting for itself and as agent for the Co-owners, entered into an Engineering, Procurement and Construction Agreement (the EPC Agreement) with Westinghouse Electric Company LLC and Stone & Webster, Inc., which was subsequently acquired by Westinghouse and changed its name to WECTEC Global Project Services Inc. (collectively, Westinghouse). Pursuant to the EPC Agreement, Westinghouse agreed to design, engineer, procure, construct and test two 1,100 megawatt nuclear units using the Westinghouse AP1000 technology and related facilities at Plant Vogtle.

Until March 2017, construction on Units No. 3 and No. 4 continued under the substantially fixed price EPC Agreement. In March 2017, Westinghouse filed for bankruptcy protection under Chapter 11 of the United States Bankruptcy Code. In connection with the bankruptcy filing, Georgia Power, acting for itself and as agent for the other Co-owners, entered into an Interim Assessment Agreement with Westinghouse and WECTEC Staffing Services LLC to provide for a continuation of work at Vogtle Units No. 3 and No. 4. The Interim Assessment Agreement expired in July 2017 upon the effective date of the Services Agreement.

Effective in July 2017, Georgia Power, acting for itself and as agent for the other Co-owners, and Westinghouse entered into a services agreement (the Services Agreement), pursuant to which Westinghouse is providing facility design and engineering services, procurement and technical support and staff augmentation on a time and materials cost basis. The Services Agreement will continue until the start-up and testing of Vogtle Units No. 3 and No. 4 is complete and electricity is generated and sold from both units. The Services Agreement is terminable by the Co-owners upon 30 days’ written notice.

In October 2017, Georgia Power, acting for itself and as agent for the other Co-owners, entered into a construction completion agreement with Bechtel Power Corporation, pursuant to which Bechtel serves as the primary contractor for the remaining construction activities for Vogtle Units No. 3 and No. 4 (the Bechtel Agreement). The Bechtel Agreement is a cost reimbursable plus fee arrangement, whereby Bechtel is reimbursed for actual costs plus a base fee and an at-risk fee, which is subject to adjustment based on Bechtel’s performance against cost and schedule targets. Each Co-owner is severally, and not jointly, liable for its proportionate share, based on its ownership interest, of all amounts owed to Bechtel under the Bechtel Agreement. The Co-owners may terminate the Bechtel Agreement at any time for their convenience, provided that the Co-owners will be required to pay amounts related to work performed prior to the termination (including the applicable portion of the base fee), certain termination-related costs and, at certain stages of the work, the applicable portion of the at-risk fee. Bechtel may terminate the Bechtel Agreement under certain circumstances, including certain Co-owner suspensions of work, certain breaches of the Bechtel Agreement by the Co-owners, Co-owner insolvency and certain other events.

In November 2017, the Co-owners entered into an amendment to their joint ownership agreements for Vogtle Units No. 3 and No. 4 to provide for, among other conditions, additional Co-owner approval requirements. These joint ownership agreements, including the Co-owner approval requirements, were subsequently amended, effective August 31, 2018 (as amended, the Joint Ownership Agreements).  Certain provisions of the Joint Ownership Agreements were modified further on September 26, 2018 by the Term Sheet described below.

On December 21, 2017, the Georgia Public Service Commission took a series of actions related to the construction of Vogtle Units No. 3 and No. 4 and issued its related order on January 11, 2018. Among other actions, the Public Service Commission (i) accepted Georgia Power’s recommendation to continue construction of Vogtle Units No. 3 and No. 4, with Southern Nuclear serving as construction manager and Bechtel as primary contractor and (ii) approved the revised schedule placing Unit No. 3 in service in November 2021 and Unit No. 4 in service in November 2022. In its January 11, 2018 order, the Public Service Commission stated if certain conditions change and assumptions upon which Georgia Power’s seventeenth Vogtle construction monitoring (VCM) report are based do not materialize, the Public Service Commission reserved the right to reconsider the decision to continue construction. Parties have filed two petitions with the Fulton County Superior Court appealing the Georgia Public Service Commission’s January 11, 2018 order. Georgia Power has stated that it believes these appeals have no merit; however, an adverse outcome in either appeal could have a material impact on our financial condition and results of operations.

Earlier in 2018, Georgia Power advised us that it became aware that the estimated future Vogtle project costs were projected to exceed the corresponding budgeted amounts included in its seventeenth VCM report. Upon discovery of these variances, the Co-owners requested Southern Nuclear perform a full cost analysis and reforecast the cost to complete the project and engaged a third party to independently assess this analysis, forecast, and existing project controls for identifying budget variances. Following this analysis, Georgia Power proposed an increased construction budget and included a revised estimate to complete in its nineteenth VCM report filed with the Georgia Public Service Commission in August 2018.  This revised estimate included an approximate $1.5 billion increase in capital costs (our 30% share is approximately $450 million) and a project-level contingency in an amount of $800 million (our 30% share is $240 million).  The increase in the revised budget is primarily attributable to Bechtel and subcontractor construction costs, including craft labor incentives, as well as expenses for project management, oversight and support.  The scheduled in-service dates of November 2021 and November 2022 for Vogtle Units No. 3 and No. 4, respectively, did not change in connection with these budget revisions.

Further, Georgia Power informed the Public Service Commission in its nineteenth VCM report that it does not intend to seek rate recovery for its proportionate share of the additional capital costs identified in that report. As a result of Georgia Power’s decision not to seek rate recovery of its allocation of these costs and the increased construction budget, the holders of at least 90% of the ownership interests in Vogtle Units No. 3 and No. 4 were required to vote to continue construction.

In September 2018, the Co-owners voted to continue construction of Vogtle Units No. 3 and No. 4.   In connection with our vote to continue construction with Vogtle Units No. 3 and No. 4, we approved a revised budget of $7.5 billion for our 30% ownership interest.  The impact of the additional project costs on our budget was substantially mitigated by nearly $500 million of contingency included in our prior budget.  As with our prior budgets and consistent with our conservative budget practices, our revised budget includes a separate Oglethorpe-level contingency amount in addition to capital costs, allowance for funds used during construction, and our allocation of the project-level contingency.  We and some of our members have implemented various rate management programs to lessen the impact on rates when Vogtle Units No. 3 and No. 4 reach commercial operation.  As of August 31, 2018, our total investment in the additional Vogtle units was approximately $3.6 billion.

Based on the revised project budget, the following table provides an updated estimate of our forecasted capital expenditures, including allowance for funds used during construction, related to Vogtle Units No. 3 and No. 4 for 2018 through 2020 (dollars in millions).

	2018		2019	2020	Total
Future Generation	$1,040	(1)	$1,182	$804	$3,026

(1) The estimate for 2018 is for the full year and includes actual capital expenditures through June 30, 2018.

In addition to the amounts reflected in the table above, we have budgeted approximately $1.4 billion to complete construction of Vogtle Units No. 3 and No. 4 beyond the years shown in the table. For additional information regarding our capital expenditures, see “Item 7—Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Capital Requirements—Capital Expenditures” in our 2017 Form 10-K.

In connection with the vote to continue construction, Georgia Power entered into a binding term sheet with the other Co-owners and MEAG’s wholly-owned subsidiaries MEAG Power SPVJ, LLC, MEAG Power SPVM, LLC, and MEAG Power SPVP, LLC that mitigated certain financial exposure for the other Co-owners and offered to purchase production tax credits from each of the other Co-Owners, at that Co-owner’s option (the Term Sheet).  We are working with the other Co-owners to clarify any interpretive issues related to the operation of certain provisions of the Term Sheet. Pursuant to the Term Sheet:

•     each Co-owner will be obligated to pay its proportionate share of construction costs for Vogtle Units No. 3 and No. 4 based on its ownership interest up to (i) the estimated cost at completion (“EAC”) for Vogtle Units No. 3 and No. 4 which forms the basis of Georgia Power’s forecast of $8.4 billion in Georgia Power’s nineteenth VCM report filed with the Georgia Public Service Commission plus (ii) $800 million of additional construction costs;

•     Georgia Power will be responsible for 55.7% of construction costs, subject to exceptions, that exceed the EAC in the nineteenth VCM report by $800 million to $1.6 billion (resulting in up to $80 million of potential additional costs to Georgia Power which would save Oglethorpe up to $44 million), with the remaining Co-owners responsible for 44.3% of such costs pro rata in accordance with their respective ownership interests (equal to 24.5% for our 30% ownership interest);

•     Georgia Power will be responsible for 65.7% of construction costs, subject to exceptions, that exceed the EAC in the nineteenth VCM report by $1.6 billion to $2.1 billion (resulting in up to a further $100 million of potential additional costs to Georgia Power which would save Oglethorpe up to an additional $55 million), with the remaining Co-owners responsible for 34.3% of such costs pro rata in accordance with their respective ownership interests (equal to 19.0% for our 30% ownership interest).

If the EAC exceeds the EAC in the nineteenth VCM report by more than $2.1 billion, each of the Co-owners, other than Georgia Power, will have a one-time option to tender a portion of its ownership interest to Georgia Power in exchange for Georgia Power’s agreement to pay 100% of such Co-owner’s remaining share of construction costs in excess of the EAC in the nineteenth VCM report plus $2.1 billion.  In this event, Georgia Power would have the option of cancelling the project in lieu of purchasing a portion of the ownership interest of any other Co-owner.  If Georgia Power accepts the offer to purchase a portion of another Co-owner’s ownership interest in Vogtle Units No. 3 and No. 4, the ownership interest(s) to be conveyed from the tendering Co-owner to Georgia Power would be calculated based on the proportion of the cumulative amount of construction costs paid by each such tendering Co-owner and by Georgia Power as of the commercial operation date of Vogtle Unit No. 4.  For purposes of this calculation, payments made by Georgia Power on behalf of another Co-owner in accordance with the second and third bullets above would be treated as payments made by the applicable Co-owner.  This option to tender a portion of our interest to Georgia Power upon such a budget increase would allow us to freeze our construction budget associated with the Vogtle project in exchange for a portion of our 30% ownership interest.

In the event the actual costs at completion of a unit are less than the EAC reflected in the nineteenth VCM report and (i) Vogtle Unit No. 3 is placed in service by the currently scheduled date of November 2021 or (ii) Vogtle Unit No. 4 is placed in service by the currently scheduled date of November 2022, Georgia Power would be entitled to 60.7% of the cost savings with respect to the relevant unit and the remaining Co-owners would be entitled to 39.3% of such savings on a pro rata basis in accordance with their respective ownership interests.

Pursuant to the Term Sheet, the Co-owners will continue to retain a third party to independently consult, advise and report to the Co-owners on issues pertaining to (i) project management and controls, (ii) organizational controls, (iii) commercial management plans and (iv) interim project reports until released by 67% of the Co-owners.

Pursuant to the Joint Ownership Agreements, as amended by the Term Sheet, the holders of at least 90% of the ownership interests in Vogtle Units No. 3 and No. 4 must vote to continue construction, or can vote to suspend construction, if certain adverse events occur, including: (i) the bankruptcy of Toshiba Corporation; (ii) termination or rejection in bankruptcy of certain agreements, including the Services Agreement, the Bechtel Agreement or the agency agreement with Southern Nuclear; (iii) Georgia Power publicly announces its intention not to submit for rate recovery any portion of its investment in Vogtle Units No. 3 and No. 4 (or associated financing costs) or the Georgia Public Service Commission determines that any of Georgia Power’s costs relating to the construction of Vogtle Units No. 3 and No. 4 will not be recovered in retail rates, excluding any additional amounts paid by Georgia Power on behalf of the other Co-owners pursuant to the Term Sheet provisions described above and the first 6% of costs during any six-month VCM reporting period that are disallowed by the Public Service Commission for recovery, or for which Georgia Power elects not to seek cost recovery, through retail rates or (iv) an incremental extension of one year or more over the most recently approved schedule. In addition, pursuant to the Joint Ownership Agreements, the required approval of holders of ownership interests in Vogtle Units No. 3 and No. 4 is at least (i) 90% for a change of the primary construction contractor and (ii) 67% for material amendments to the Services Agreement or agreements with Southern Nuclear or the primary construction contractor, including the Bechtel Agreement.

The Term Sheet provides that Georgia Power may cancel the project at any time in its sole discretion.  In the event that Georgia Power determines to cancel the project or fewer than 90% of the Co-owners vote to continue construction upon the occurrence of a subsequent project adverse event, we and the other Co-owners would assess our options for the Vogtle project.  If the investment were to be written off, we would seek regulatory accounting treatment to amortize the investment over a long-term period, which requires the approval of our board of directors, and we would submit the regulatory accounting treatment details to the Rural Utilities Service for its approval.  Further, if Georgia Power or the Co-owners decided to cancel the project, the Department of Energy would have the discretion to require that we repay all amounts outstanding under our loan guarantee agreement with the Department of Energy discussed below over a five-year period.

Subsequent to Westinghouse’s bankruptcy filing, a number of subcontractors to Westinghouse alleged non-payment by Westinghouse for amounts owed for work performed on Vogtle Units No. 3 and No. 4. Georgia Power, acting for itself and as agent for the Co-owners, has taken actions to remove liens on the site filed by these subcontractors through the posting of surety bonds. Related to such liens, certain subcontractors have filed, and additional subcontractors may file, actions against Westinghouse and the Co-owners to preserve their payment rights with respect to such claims. All amounts associated with the removal of subcontractor liens and payment of other Westinghouse pre-petition accounts payable have been paid or accrued as of August 31, 2018.

We have a $3.1 billion federal loan guarantee from the Department of Energy, under which we have borrowed $1.8 billion as of September 30, 2018. Pursuant to the terms of the loan guarantee agreement, no further advances are permitted pending satisfaction of certain conditions. On September 28, 2017, the Department of Energy issued a conditional commitment to us for up to $1.6 billion of additional guaranteed funding under the loan guarantee agreement. The Department of Energy has extended the expiration date for this conditional commitment to March 31, 2019. Final approval and issuance of the additional loan guarantee by the Department of Energy cannot be assured and is subject to an amendment and restatement of the loan guarantee agreement and satisfaction of other conditions. For additional information regarding conditions for future advances, potential repayment over a five-year period, covenants and events of default under the loan guarantee agreement with the Department of Energy, see Note K of Notes to Unaudited Consolidated Financial Statements in our June 30, 2018 Form 10-Q.

We have also financed $1.4 billion of the capital costs of the Vogtle units through capital market debt issuances. We anticipate financing any project costs not financed with Department of Energy in the capital markets. The timing and availability of funds under the Department of Energy loan guarantee will influence our decisions as to the timing of any capital markets offerings. For additional information regarding the financing of Vogtle Units No. 3 and No. 4, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Capital Requirements and Liquidity and Sources of Capital—Financing Activities—Department of Energy-Guaranteed Loan” in our June 30, 2018 Form 10-Q.

Under the Bipartisan Budget Act of 2018, we qualify for nuclear production tax credits related to Vogtle Units No. 3 and No. 4. We expect to receive these tax credits in accordance with our 30% ownership interest in the Vogtle Units. We estimate that the nominal value of our allocation of production tax credits will be approximately $660 million and will be earned for eight years post commercial operation.  Under the terms of the Term Sheet, Georgia Power agreed to purchase our allocation of production tax credits at varying purchase prices dependent upon the actual cost to complete construction of Vogtle Units No. 3 and No. 4 as compared to the EAC included in the nineteenth VCM report.  Any purchases will be at the our option.  The purchases would occur during the month after such production tax credits are earned and would be at the following purchase prices: (i) 88% of face value if the actual cost remains at or below the EAC reflected in the nineteenth VCM report; (ii) 91% of face value if the actual cost increases by no more than $299 million over the EAC reflected in the nineteenth VCM report; (iii) 95% of face value if the actual cost increases $300 million but less than $600 million over the EAC reflected in the nineteenth VCM report; and (iv) 98% of face value if the actual cost increases by $600 million or more over the EAC reflected in the nineteenth VCM report.  We will continue to analyze various options to monetize these credits with one or more third parties, including Georgia Power.  In order to maximize the value of these production tax credits, we do not anticipate entering into any agreement to sell these production tax credits until one or both of the Vogtle Units reach commercial operation.  We expect to use the proceeds received from the sale of production tax credits to offset operating costs following commercial operation of the Vogtle Units.  Any amounts received from these sales will not affect our project budget.

In a filing with the Public Service Commission supporting the nineteenth VCM report, Georgia Power reported that, as of August 2018, overall construction on the Vogtle project was more than 55% complete and that the total project (which includes engineering, procurement, construction and other project phases) was over 70% complete.  As construction continues, risks remain that construction-related challenges, including management of contractors, subcontractors, and vendors, labor productivity, availability, and/or cost escalation; procurement, fabrication, delivery, assembly and/or installation, including any required engineering changes, of plant systems, structures and components, or other issues could further impact the projected schedule and cost. Monthly construction production targets required to maintain the current project schedule continue to increase significantly through the remainder of 2018 and into 2019. To meet these increasing monthly targets, existing craft construction productivity must improve and additional craft laborers must be retained and deployed. Aspects of the Westinghouse AP1000 design are based on new technologies that are just beginning initial operation in the global nuclear industry at this scale.

There have been technical and procedural challenges to the construction and licensing of Vogtle Units No. 3 and No. 4 at the federal and state level and additional challenges may arise. Processes are in place that are designed to assure compliance with the requirements specified in the Westinghouse Design Control Document and the combined construction and operating licenses, including inspections by Southern Nuclear and the Nuclear Regulatory Commission that occur throughout construction. As a result of such compliance processes, certain license amendment requests have been filed and approved or are pending before the Nuclear Regulatory Commission. Various design and other licensing-based compliance matters, including the timely resolution of inspections, tests, analyses, and acceptance criteria and the related approvals by the Nuclear Regulatory Commission, may arise, which may result in additional license amendments or require other resolution. If any license amendment requests or other licensing-based compliance issues are not resolved in a timely manner, there may be further delays in the project schedule that could result in increased costs to the Co-owners.

MEAG is currently involved in litigation and Federal Energy Regulatory Commission (FERC) proceedings with JEA regarding a power purchase agreement for approximately 9% of the total output of Vogtle Units No. 3 and No. 4 for the first 20 years of operation.  This litigation could impact MEAG’s ability to finance the MEAG Power SPVJ portion of its interest in Vogtle Units No. 3 and No. 4; however, there are provisions in the Joint Ownership Agreements that permit the other Co-owners to fund construction in the event that one Co-owner fails to fund its proportionate costs. MEAG and Georgia Power have executed a term sheet for Georgia Power to provide MEAG up to an additional $300 million of financing.  JEA has publicly stated that it intends to honor its obligations under the power purchase agreement unless relieved of its obligations by a court or FERC. MEAG has stated that it believes JEA’s claims are without merit and that it will prevail in these proceedings.

The ultimate outcome of these matters cannot be determined at this time.

Liquidity

At September 30, 2018, we had $1.38 billion of unrestricted available liquidity to meet our short-term cash needs and liquidity requirements. This amount included $719 million in cash and cash equivalents and $662 million of unused and available committed credit arrangements.

At September 30, 2018, we had $1.61 billion of committed credit arrangements in place, the details of which are reflected in the table below:

Committed Credit Facilities

	(dollars in millions)
	Authorized Amount	Available September 30, 2018		Expiration Date
Unsecured Facilities:
Syndicated Line of Credit led by CFC	$1,210	$378	(1)	March 2020
CFC Line of Credit (2)	110	110		December 2018
JPMorgan Chase Line of Credit	150	34	(3)	October 2021
Secured Facilities:
CFC Term Loan(2)	140	140		December 2018
Total	$1,610	$662

(1)

Of the portion of this facility that was unavailable at September 30, 2018, $696 million was dedicated to support outstanding commercial paper and $136 million was related to letters of credit issued to support variable rate demand bonds.

(2)

Under the secured term loan with CFC, we can borrow up to $250 million.  However, any amounts drawn under the $110 million unsecured line of credit with CFC will reduce the amount that can be drawn under the term loan. Therefore, we reflect $140 million as the amount authorized and available under the term loan even though no amounts have been borrowed under that facility. Any amounts borrowed under the $250 million term loan would be secured under our first mortgage indenture, with a maturity no later than December 31, 2043.

(3)

Of the portion of this facility that was unavailable at September 30, 2018, $114 million related to letters of credit issued to support variable rate demand bonds and $2 million related to letters of credit issued to post collateral to third parties.

Currently, we are primarily using our commercial paper program to provide interim funding for payments related to the construction of Vogtle Units No. 3 and No. 4 prior to receiving advances of long-term funding under the Department of Energy-guaranteed Federal Financing Bank loan or issuing debt in the capital markets.  At September 30, 2018, $687 million of our commercial paper outstanding was related to the Vogtle construction.

Under our commercial paper program, we are authorized to issue commercial paper in amounts that do not exceed the amount of our committed backup lines of credit, thereby providing 100% dedicated support for any commercial paper outstanding. Our commercial paper program is currently sized at $1.0 billion.

In August 2018, we renewed our $150 million line of credit with JPMorgan Chase Bank for a term of three years.

Under our unsecured committed lines of credit, we have the ability to issue letters of credit totaling $760 million in the aggregate, of which $509 million remained available at September 30, 2018. However, amounts related to issued letters of credit reduce the amount that would otherwise be available to draw for working capital needs. Also, due to the requirement to have 100% dedicated backup for any commercial paper outstanding, any amounts drawn under our committed credit facilities for working capital or related to issued letters of credit will reduce the amount of commercial paper that we can issue. The majority of our outstanding letters of credit are for the purpose of providing credit enhancement on variable rate demand bonds.

Two of our credit facilities contain a financial covenant that requires us to maintain minimum levels of patronage capital. At September 30, 2018, the required minimum level was $750 million and our patronage capital exceeded $950 million. These agreements contain an additional covenant that limits our secured indebtedness and unsecured indebtedness, both as defined in the credit agreements, to $12.0 billion and $4.0 billion, respectively. At September 30, 2018, we had $8.5 billion of secured indebtedness and $696 million of unsecured indebtedness outstanding.

At September 30, 2018, we had $755 million on deposit in the Rural Utilities Service Cushion of Credit Account, all of which is classified as a restricted investment.

Risk Factors

Except as described below, there have been no material changes to the risk factors previously disclosed.

Our participation in the development and construction of Vogtle Units No. 3 and No. 4 could have a material impact on our financial condition and results of operations.

We are participating in the construction of two additional nuclear units at Plant Vogtle and have committed significant capital expenditures to this endeavor. The construction of large, complex generating plants involves significant financial risk. We rely on Georgia Power and Southern Nuclear as our agents for the oversight of the construction of the additional units at Plant Vogtle and do not exercise direct control over the construction process.

Earlier in 2018, Georgia Power advised us that it became aware that the estimated future Vogtle project costs were projected to exceed the corresponding budgeted amounts included in its seventeenth VCM report. Upon discovery of these variances, the Co-owners requested Southern Nuclear perform a full cost analysis and reforecast the cost to complete the project and engaged a third party to independently assess this analysis, forecast, and existing project controls for identifying budget variances. Following this analysis, Georgia Power proposed an increased construction budget and included a revised estimate to complete in its nineteenth VCM report filed with the Georgia Public Service Commission in August 2018.  This revised estimate included an approximate $1.5 billion increase in capital costs (our 30% share is approximately $450 million) and a project-level contingency in an amount of $800 million (our 30% share is $240 million).  The increase in the revised budget is primarily attributable to Bechtel and subcontractor construction costs, including craft labor incentives, as well as expenses for project management, oversight and support.  The scheduled in-service dates of November 2021 and November 2022 for Vogtle Units No. 3 and No. 4, respectively, did not change in connection with these budget revisions.

Further, Georgia Power informed the Public Service Commission in its nineteenth VCM report that it does not intend to seek rate recovery for its proportionate share of the additional capital costs identified in that report. As a result of Georgia Power’s decision not to seek rate recovery of its allocation of these costs and the increased construction budget, the holders of at least 90% of the ownership interests in Vogtle Units No. 3 and No. 4 were required to vote to continue construction.

In September 2018, the Co-owners voted to continue construction of Vogtle Units No. 3 and No. 4.   In connection with our vote to continue construction with Vogtle Units No. 3 and No. 4, we approved a revised budget of $7.5 billion for our 30% ownership interest.  The impact of the additional project costs on our budget was substantially mitigated by nearly $500 million of contingency included in our prior budget.  As with our prior budgets and consistent with our conservative budget practices, our revised budget includes a separate Oglethorpe-level contingency amount in addition to capital costs, allowance for funds used during construction, and our allocation of the project-level contingency.

The revised budget increased our estimated capital expenditures through 2022 and, as a result, our estimated long-term debt outstanding following completion of the Vogtle units increased to approximately $11.8 billion. These increases in capital expenditures and long-term debt will continue to constrain our equity ratio and will affect certain of our financial metrics. Increased debt and the related impacts on our financial metrics could negatively impact our credit ratings. Any downgrade in our credit ratings would increase our borrowing costs and decrease our access to the credit and capital markets.

We and the other Co-owners are responsible for construction costs based on our ownership percentages. Factors that could lead to further cost increases and schedule delays or even the inability to complete this project include:

•                  performance by Georgia Power as agent for the Co-owners and performance by Southern Nuclear as construction manager;

•                  performance by Bechtel under the Bechtel Agreement as well as subcontractor and supplier performance, including compliance with the design specifications approved and quality standards set forth by the Nuclear Regulatory Commission;

•                  shortages and/or inconsistent quality of labor, equipment and materials;

•                  changes in labor costs and productivity;

•                  performance by Westinghouse under the Services Agreement;

•                  loss of access to intellectual property rights necessary to construct or operate the project;

•                  increases in our cost of debt financing as a result of changes in market interest rates or as a result of construction schedule delays;

•                  unforeseen engineering or design problems;

•                  erosion of public and policymaker support;

•                  liens on the project;

•                  contract disputes;

•                  permits, approvals and other regulatory matters;

•                  unanticipated increases in the costs of materials;

•                  changes in project design or scope;

•                  impacts of new and existing laws and regulations, including environmental laws and regulations;

•                  adverse weather conditions; and

•                  work stoppages.

However, pursuant to the Term Sheet, Georgia Power agreed to mitigate certain financial exposure for the Co-owners.  In the event that construction costs exceed the EAC in the nineteenth VCM report by more than $800 million up to $2.1 billion, Georgia Power will be responsible for an increasing percentage of construction costs, subject to exceptions, up to a maximum of an additional $180 million, and each Co-owner would maintain its existing ownership interest.  In the event that the EAC exceeds the EAC in the nineteenth VCM report by more than $2.1 billion, each of the Co-owners, other than Georgia Power, will have a one-time option to tender a portion of its ownership interest to Georgia Power in exchange for Georgia Power’s agreement to pay 100% of such Co-owner’s remaining share of construction costs in excess of the EAC in the nineteenth VCM report plus $2.1 billion.  This option to tender a portion of our interest to Georgia Power upon such a budget increase would allow us to freeze our construction budget associated with the Vogtle project in exchange for a portion of our 30% ownership interest. We are working with the other Co-owners to clarify any interpretive issues related to the operation of certain provisions of the Term Sheet.

Pursuant to the Joint Ownership Agreements, as amended by the Term Sheet, the holders of at least 90% of the ownership interests in Vogtle Units No. 3 and No. 4 must vote to continue construction, or can vote to suspend construction, if certain adverse events occur, including: (i) the bankruptcy of Toshiba Corporation; (ii) termination or rejection in bankruptcy of certain agreements, including the Services Agreement, the Bechtel Agreement or the agency agreement with Southern Nuclear; (iii) Georgia Power publicly announces its intention not to submit for rate recovery any portion of its investment in Vogtle Units No. 3 and No. 4 (or associated financing costs) or the Georgia Public Service Commission determines that any of Georgia Power’s costs relating to the construction of Vogtle Units No. 3 and No. 4 will not be recovered in retail rates, excluding any additional amounts paid by Georgia Power on behalf of the other Co-owners pursuant to the Term Sheet provisions described above and the first 6% of costs during any six-month VCM reporting period that are disallowed by the Public Service Commission for recovery, or for which Georgia Power elects not to seek cost recovery, through retail rates or (iv) an incremental extension of one year or more over the most recently approved schedule.

As of August 31, 2018, our total investment in the additional Vogtle units was approximately $3.6 billion. The Term Sheet provides that Georgia Power may cancel the project at any time in its sole discretion.  In the event that Georgia Power determines to cancel the project or fewer than 90% of the Co-owners vote to continue construction upon the occurrence of a subsequent project adverse event, we and the other Co-owners would assess our options for the Vogtle project.  If the investment were to be written off, we would seek regulatory accounting treatment to amortize the investment over a long-term period, which requires the approval of our board of directors, and we would submit the regulatory accounting treatment details to the Rural Utilities Service for its approval.  Further, if Georgia Power or the Co-owners decided to cancel the project, the Department of Energy would have the discretion to require that we repay all amount outstanding under the loan guarantee agreement over a five-year period.

In a filing with the Public Service Commission supporting the nineteenth VCM report, Georgia Power reported that, as of August 2018, overall construction on the Vogtle project was more than 55% complete and that the total project (which includes engineering, procurement, construction and other project phases) was over 70% complete.  As construction continues, risks remain that construction-related challenges, including management of contractors, subcontractors, and vendors, labor productivity, availability, and/or cost escalation; procurement, fabrication, delivery, assembly and/or installation, including any required engineering changes, of plant systems, structures and components, or other issues could further impact the projected schedule and cost. Monthly construction production targets required to maintain the current project schedule continue to increase significantly through the remainder of 2018 and into 2019. To meet these increasing monthly targets, existing craft construction productivity must improve and additional craft laborers must be retained and deployed. Aspects of the Westinghouse AP1000 design are based on new technologies that are just beginning initial operation in the global nuclear industry at this scale.

There have been technical and procedural challenges to the construction and licensing of Vogtle Units No. 3 and No. 4 at the federal and state level and additional challenges may arise. Processes are in place that are designed to assure compliance with the requirements specified in the Westinghouse Design Control Document and the combined construction and operating licenses, including inspections by Southern Nuclear and the Nuclear Regulatory Commission that occur throughout construction. As a result of such compliance processes, certain license amendment requests have been filed and approved or are pending before the Nuclear Regulatory Commission. Various design and other licensing-based compliance matters, including the timely resolution of inspections, tests, analyses, and acceptance criteria and the related approvals by the Nuclear Regulatory Commission, may arise, which may result in additional license amendments or require other resolution. If any license amendment requests or other licensing-based compliance issues are not resolved in a timely manner, there may be further delays in the project schedule that could result in increased costs to the Co-owners.

The long-term project cost will also be impacted by our ability to finance the capital costs at competitive interest rates. We have a $3.1 billion federal loan guarantee from the Department of Energy, under which we have borrowed $1.8 billion as of September 30, 2018. Pursuant to the terms of the loan guarantee agreement, no further advances are permitted pending satisfaction of certain conditions. On September 28, 2017, the Department of Energy issued a conditional commitment to us for up to $1.6 billion of additional guaranteed funding under the loan guarantee agreement. The Department of Energy has extended the expiration date for this conditional commitment to March 31, 2019. Final approval and issuance of the additional loan guarantee by the Department of Energy cannot be assured and is subject to an amendment and restatement of the loan guarantee agreement and satisfaction of other conditions.

We anticipate financing any project costs not financed with Department of Energy in the capital markets. The timing and availability of funds under the Department of Energy loan guarantee will influence our decisions as to the timing of any capital markets offerings. Prolonged inability to access funding pursuant to the Department of Energy loan guarantee agreement may constrain our liquidity and lead us to finance certain expenditures through alternative resources, likely at a higher interest rate.

MEAG is currently involved in litigation and FERC proceedings with JEA regarding a power purchase agreement for approximately 9% of the total output of Vogtle Units No. 3 and No. 4 for the first 20 years of operation.  This litigation could impact MEAG’s ability to finance the MEAG Power SPVJ portion of its interest in Vogtle Units No. 3 and No. 4; however, there are provisions in the Joint Ownership Agreements that permit the other Co-owners to fund construction in the event that one Co-owner fails to fund its proportionate costs. MEAG and Georgia Power have executed a term sheet for Georgia Power to provide MEAG up to an additional $300 million of financing.  JEA has publicly stated that it intends to honor its obligations under the power purchase agreement unless relieved of its obligations by a court or FERC. MEAG has stated that it believes JEA’s claims are without merit and that it will prevail in these proceedings.

The ultimate outcome of these matters cannot be determined at this time; however, these risks could continue to impact the in-service dates and cost of the additional units at Plant Vogtle which would increase the cost of electric service we provide to our members and, as a result, could affect their ability to perform their contractual obligations to us.

Cautionary Note Regarding Forward-Looking Statements

Certain information contained in this Current Report on Form 8-K is forward-looking information based on current expectations and plans that involve risks and uncertainties.  Forward-looking information includes, among other things, statements concerning the execution of definitive agreements related to the Term Sheet and the cost and schedule for Vogtle Units No. 3 and No. 4. We caution that there are certain factors that could cause actual results to differ materially from the forward-looking information that has been provided. The reader is cautioned not to put undue reliance on this forward-looking information, which is not a guarantee of future performance and is subject to a number of uncertainties and other factors, many of which are outside of our control; accordingly, there can be no assurance that such suggested results will be realized. Some of the risks, uncertainties and assumptions that may cause actual results to materially differ from these forward-looking statements are described under “Item 1A — RISK FACTORS” and in other sections of our 2017 Form 10-K, “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” and “Risk Factors” in our June 30, 2018 Form 10-Q and “Risk Factors” in this Form 8-K. We expressly disclaim any obligation to update any forward-looking information.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OGLETHORPE POWER CORPORATION
(AN ELECTRIC MEMBERSHIP CORPORATION)

Date: October 18, 2018	By:	/s/ Michael L. Smith
Michael L. Smith
President and Chief Executive Officer